Exhibit 8.01 (a)

VSB Bancorp, Inc.

Announces Its Third Stock Repurchase Program

Contact Name:
Ralph M. Branca
President & CEO
(718) 979-1100

Staten Island, New York September 14, 2011 . VSB Bancorp, Inc. (the “Company”) (NASDAQ Global Market: VSBN), the holding company for Victory State Bank, announced today that its Board of Directors has authorized the Company’s third Rule 10b5-1 stock repurchase program for the repurchase of up to 100,000 shares of the Company’s common stock. The Company repurchased 200,000 shares of its common stock under two previous repurchase programs in 2008 and 2009. This third stock repurchase program will commence immediately, subject to market conditions.

The Company currently has 1,825,009 shares of common stock outstanding, so the repurchase represents up to 5.5% of the Company’s outstanding common stock. Purchases under the program will be made through open market transactions, negotiated block transactions or otherwise. The repurchase program will be undertaken and administered in accordance with Rules 10b5-1 and 10b-18 under the Securities Exchange Act of 1934, as amended. The Company has selected Janney Montgomery Scott as its broker to effectuate the repurchase program.

Joseph J. LiBassi, Chairman of VSB Bancorp, Inc., stated, “The implementation of this third stock repurchase plan demonstrates our commitment to increasing shareholder value.”  Raffaele (Ralph) M. Branca, President & CEO of VSB Bancorp, Inc., stated, “In addition to this repurchase plan, we have paid fifteen consecutive cash dividends and we just announced our sixteenth quarterly dividend.  We believe this is a clear demonstration of the financial strength of our Company and our commitment to our shareholders.”

Statements contained in this press release, which are not historical facts, are forward -looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to materially differ from those currently, anticipated.  Those risks and uncertainties include, among other things, possible future changes in (i) the local, regional or national economy, (ii) market interest rates, (iii) customer preferences; (iv) competition or (v) federal or state laws.